EXHIBIT 99.B1G
                              Exhibit 24 (b) (1) (g)

                           CERTIFICATE OF DESIGNATION
                           OF SERIES OF COMMON SHARES

         The undersigned, Secretary of Voyageur Mutual Funds III, Inc., a Minnesota corporation (the "Corporation"), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted at a meeting of the Board of Directors of the Corporation held June 19, 1997.

         WHEREAS, the total authorized number of shares of the Corporation is ten trillion, all of which shares are common shares, par value $.01 per share, as set forth in the Corporation's Amended and Restated Articles of Incorporation (the "Articles");

         WHEREAS, pursuant to Section 5(a) of the Articles, certain of such authorized shares have been designated as to series, including ten billion which have been designated as Series A Common Shares, ten billion which have been designated as Series B Common Shares and ten billion which have been designated as Series E Common Shares;

WHEREAS, pursuant to Section 5(b) of the Articles, the shares of each Series may be classified by the Board of Directors in one or more classes with such relative rights and preferences as shall be stated or expressed in a resolution or resolutions providing for the issue of any such class or classes as may be adopted from time to time by the Board of Directors of the Corporation; and

         WHEREAS, of the ten billion Shares designated as Series A Common Shares, one billion have been designated Series A, Class A Common Shares, one billion have been designated as Series A, Class B Common Shares, one billion have been designated as Series A, Class C Common Shares, and the rest remain undesignated as to class.

         WHEREAS, of the ten billion Shares designated as Series B Common Shares, one billion have been designated Series B, Class A Common Shares, one billion have been designated as Series B, Class B Common Shares, one billion have been designated as Series B, Class C Common Shares, and the rest remain undesignated as to class.

         WHEREAS, of the ten billion Shares designated as Series E Common Shares, one billion have been designated Series E, Class A Common Shares, one billion have been designated as Series E, Class B Common Shares, one billion have been designated as Series E, Class C Common Shares, and the rest remain undesignated as to class.

     NOW, THEREFORE, BE IT RESOLVED, that of the seven billion Series A Common Shares remaining undesignated as to class, one billion are hereby designated as Series A, Institutional Class Common Shares and the remaining six billion Series A Common Shares shall remain undesignated as to class.

         FURTHER RESOLVED, that of the seven billion Series B Common Shares remaining undesignated as to class, one billion are hereby designated as Series B, Institutional Class Common Shares and the remaining six billion Series B Common Shares shall remain undesignated as to class.

         FURTHER RESOLVED, that of the seven billion Series E Common Shares remaining undesignated as to class, one billion are hereby designated as Series E, Institutional Class Common Shares and the remaining six billion Series E Common Shares shall remain undesignated as to class.

         FURTHER RESOLVED, that the Institutional Class Common Shares designated by these resolutions shall have the relative rights and preferences set forth in the Articles. As provided in the Articles, Institutional Class Common Shares designated by these resolutions may be subject to such charges and expenses (including, by way of example but not by way of limitation, such front-end and deferred sales charges as may be permitted under the Investment Company Act of 1940 (the "1940 Act") and the rules of the National Association of Securities Dealers, Inc., and expenses under Rule 12b-1 plans, administrative plans, service plans or other plans or arrangements, however designated) adopted from time to time by the Board of Directors of the Corporation in accordance, to the extent applicable, with the 1940 Act, which charges and expenses may differ from those applicable to another Class within the respective Series, and all of the charges and expenses to which a Class is subject shall be borne by such Class and shall be appropriately reflected in determining the net asset value and the amounts payable with respect to dividends and distributions on, and redemptions or liquidation of, such Class.

FURTHER RESOLVED, that the officers of the Corporation are hereby authorized and directed to file with the office of the Secretary of State of the State of Minnesota a Certificate of Designation setting forth the relative rights and preferences of the Series A, Series B and Series E Institutional Class Common Shares, as required by Section 302A.401, Subd. 3(b) of the Minnesota Statutes.




     IN WITNESS WHEREOF, the undersigned has signed this Certificate on behalf of Voyageur Mutual Funds III, Inc. this 30th day of June, 1997.
                                     ---

               /s/George M. Chamberlain, Jr.
               ___________________________
               George M. Chamberlain, Jr.
               Secretary